CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 25, 2026, relating to the financial statements and financial highlights of M International Equity Fund, M Large Cap Growth Fund, M Capital Appreciation Fund and M Large Cap Value Fund, each a series of M Fund, Inc., which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Questions and Answers”, “Summary Comparison of the Funds” and “Appendix B - Financial Highlights of the Target Funds” in the Prospectus/Proxy Statement and “Independent Registered Public Accounting Firm”, “Portfolio Holdings Information” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

March 6, 2026